Exhibit 99.1

For Immediate Release		[LOGO OF FORGENT NETWORKS]

Investor contact: Michael Noonan 512.437.2476 michael_noonan@forgent.com	Media contact: Lee Higgins 512.794-8600 lee@petersgrouppr.com

Forgent Announces the Results for the 2005 Fiscal Second Quarter

Company achieves profitability on sale of assets

AUSTIN, Texas, Feb. 25, 2005—Forgent™ Networks (Nasdaq: FORG) today announced results for the 2005 fiscal second quarter ended Jan. 31, 2005. During the quarter, the company attained $0.01 earnings per share on total revenues of approximately $1.6 million. Other highlights for the quarter include:

•	Continued to garner revenues from the intellectual property licensing program
•	Grew NetSimplicity revenues by approximately 10%
•	Improved cash, cash equivalents and short-term investments to approximately $23.3 million

“During the second quarter we divested some non-core assets and continued to refine our intellectual property strategy by bringing on new legal counsel to handle the licensing and litigation of the intellectual property program,” said Richard Snyder, chairman and CEO of Forgent. “Most importantly, we continued to license our technology, grow software sales, and improve our cash position.”

Intellectual Property

The intellectual property program revenues were approximately $0.9 million for the second quarter of fiscal 2005 compared to $5.9 million for the fiscal first quarter of 2005, as a result of licensing Forgent’s still-image compression technology, embodied in U.S. Patent No. 4,698,672 (‘672 Patent). During the quarter Forgent engaged new law firms and embarked on the next phase of the intellectual property program where it will be more aggressive in pursuing licensees and if necessary, litigation in order to protect its assets. The change in law firms was primarily responsible for the increase in operating expenses.

During the past year, Forgent initiated litigation against 44 companies for infringement of the ‘672 Patent in the United States District Court for the Eastern District of Texas, Marshall Division. Three of the defendant companies have entered into license or settlement agreements and as a result, have been dismissed from the civil action.

Subsequent to the quarter end, the Judicial Panel on Multidistrict Litigation (“MDL Panel”) ordered that eight actions, including litigation launched by Forgent in the Eastern District of Texas, be centralized and transferred to the United States District Court for the Northern District of California.

Since its inception, the intellectual property program has generated more than $100 million from licensing the ‘672 Patent to more than 35 different companies in Asia, Europe and the United States. The ‘672 Patent relates to digital image compression, and fields of use include digital still image devices used to compress, store, manipulate, print or transmit digital still images such as digital cameras, personal digital assistants, cellular telephones, printers, scanners, and certain software applications. The company’s patent portfolio includes the combined inventions of Compression Labs, Inc., VTEL Corporation, and Forgent Networks, Inc.

Software

NetSimplicity revenues increased by approximately 10% for the second quarter of fiscal 2005 compared to the prior quarter. The NetSimplicity software business continued to show progress and now has more than 1,400 customers worldwide, and provides a low-cost, high-value software application to small and medium businesses and divisions of large enterprises. NetSimplicity’s flagship product, Meeting Room Manager, enables customers to schedule conference rooms, catering and other resources with a few clicks of the mouse, thereby increasing productivity and reducing costs. In addition, NetSimplicity sells other high-value business applications, such as IT asset management, via its same low-cost e-marketing and telesales model.

Subsequent to the quarter end, NetSimplicity announced the availability of MRM Team, MRM Web, and MRM Enterprise as three new editions of its popular Meeting Room Manager scheduling software. The new packaging is designed to help businesses and organizations of any size choose the exact Meeting Room Manager product that meets their unique needs.

Other Items

During the quarter, Forgent announced the sale of its ALLIANCE™ software suite and related patents and documentation to Tandberg Telecom AS (OSLO: TAA.OL) for approximately $3.75 million in cash.

Forgent received approximately $1 million from GTG Holdings, Inc., an affiliate of Gores Technology Group, as full payment of the final escrow as per the terms of the Asset Purchase Agreement related to the sale of its videoconferencing hardware services business, based in King of Prussia, PA.

Fiscal Second Quarter Results

Revenue was $1.6 million for the fiscal second quarter compared to $6.5 million for the 2005 fiscal first quarter, reflecting the inherent unpredictability of intellectual property licensing revenues. Overall expenses increased to approximately $4.0 million compared to $3.0 million for the 2005 fiscal first quarter primarily due to increased legal expenses. Net income was $0.2 million or $0.01 per share for the second fiscal quarter of 2005 compared to net income of $0.4 million or $0.02 per share for the first fiscal quarter of 2005. Cash, cash equivalents and short-term investments grew to approximately $23.3 million.

Outlook

Forgent expects to continue to generate license revenues in the 2005 fiscal year and fiscal third quarter. However, predicting the timing and amounts will be complicated because of the uncertainty of licensing negotiations and due to the pending litigation.

Conference Call and Webcast

Forgent has scheduled a conference call with the investment community for Fri, Feb. 25, 2005, at 10:00 a.m. CT (11:00 a.m. ET) to discuss the quarter and outlook.

To participate, dial 800-591-6945 ten minutes before the conference call begins, ask for the Forgent event, and use a pass code of 54055188. International callers should dial 617-614-4911 and use a pass code of 54055188. Investors, analysts, media and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the investor relations page of Forgent’s web site at www.forgent.com. To listen to the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call on the investor relations page of our web site at www.forgent.com.

About Forgent

Forgent™ Networks (Nasdaq: FORG) develops and licenses intellectual property and provides scheduling software to a wide variety of customers. Forgent’s intellectual property licensing program is related to communication technologies developed from a diverse and growing patent portfolio. Forgent’s software division, NetSimplicity provides a spectrum of scheduling software that enables all sizes of organizations to streamline the scheduling of people, places and things. For additional information please visit www.forgent.com.

Safe Harbor

This release may include projections and other forward-looking statements that involve a number of risks and uncertainties and as such, actual results in future periods may differ materially from those currently expected or desired. Some of the factors that could cause actual results to differ materially include changes in the general economy and the technology industry, rapid changes in technology, sales cycle and product implementations, risks associated with transitioning to a new business model and the subsequent limited operating history, the possibility of new entrants into the collaboration management market, the possibility that the market for the sale of certain software and services may not develop as expected; that development of these software and services may not proceed as planned, risks associated with the company’s license program, including risks of litigation involving intellectual property, patents and trademarks, acquisition integration, and the ability to consummate certain divestiture transactions. Additional discussion of these and other risk factors affecting the company’s business and prospects is contained in the company’s periodic filings with the SEC.

Forgent Networks Consolidated Balance Sheets

(Amounts in thousands, except per share-data)

	JANUARY 31, 2005	JULY 31, 2004
	(UNAUDITED)
ASSETS
Current Assets:
Cash and equivalents, including restricted cash of $650 at January 31, 2005 and July 31, 2004	$21,969	$19,051
Short-term investments	1,352	2,490
Accounts receivable, net of allowance for doubtful accounts of $0 and $26 at January 31, 2005 and July 31, 2004, respectively	888	398
Notes receivable, net of reserve of $848 at January 31, 2005 and July 31, 2004	—	—
Prepaid expenses and other current assets	298	386

Total Current Assets	24,507	22,325

Property and equipment, net	3,188	3,165
Intangible assets, net	158	258
Other assets	169	267

	$28,022	$26,015

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,768	$1,509
Accrued compensation and benefits	277	290
Other accrued liabilities	1,526	1,060
Notes payable, current position	335	348
Deferred revenue	421	525

Total Current Liabilities	5,327	3,732

Long-Term Liabilities:
Deferred revenue	6	14
Other long-term obligations	2,503	2,769

Total Long-Term Liabilities	2,509	2,783

Stockholders’ Equity:
Preferred stock, $.01 par value; 10,000 authorized; none issued or outstanding	—	—
Common stock, $.01 par value; 40,000 authorized; 26,677 and 26,625 shares issued; 24,923 and 24,871 shares outstanding at January 31, 2005 and July 31, 2004, respectively	266	266
Treasury stock, 1,754 and 1,754 issued at January 31, 2005 and July 31, 2004, respectively	(4,726)	(4,726)
Additional paid-in capital	264,641	264,582
Accumulated deficit	(240,013)	(240,631)
Accumulated other comprehensive income	18	9

Total Stockholders’ Equity	20,186	19,500

	$28,022	$26,015

Forgent Networks Consolidated Statements of Operations

(Amounts in thousands, except per-share data)

	FOR THE THREE MONTHS ENDED JANUARY 31,		FOR THE SIX MONTHS ENDED JANUARY 31,
	2005	2004	2005	2004
	(UNAUDITED)		(UNAUDITED)
REVENUES:
Intellectual property licensing	$871	$5,820	$6,727	$8,670
Software and services	712	793	1,311	1,792
Other	—	—	—	22

Total revenues	1,583	6,613	8,038	10,484

COST OF SALES:
Intellectual property licensing	1,553	2,910	4,481	4,335
Software and services	210	5,600	415	6,450
Other	—	—	—	24

Total cost of sales	1,763	8,510	4,896	10,809

GROSS MARGIN	(180)	(1,897)	3,142	(325)

OPERATING EXPENSES:
Selling, general and administrative	3,674	3,384	6,273	6,417
Research and development	320	1,149	684	2,233
Amortization of intangible assets	12	12	25	17
Impairment of assets	—	6,989	—	6,989

Total operating expenses	4,006	11,534	6,982	15,656

LOSS FROM OPERATIONS	(4,186)	(13,431)	(3,840)	(15,981)

OTHER INCOME AND (EXPENSES):
Interest income	102	54	170	115
Foreign currency translation	(5)	(633)	(7)	(633)
Gain on sale of assets	3,305	—	3,305	—
Interest expense and other	(7)	(56)	(18)	(100)

Total other income and (expenses)	3,395	(635)	3,450	(618)

LOSS FROM CONTINUING OPERATIONS, BEFORE INCOME TAXES	(791)	(14,066)	(390)	(16,599)
Provision for income taxes	9	—	(5)	—

LOSS FROM CONTINUING OPERATIONS	(782)	(14,066)	(395)	(16,599)

INCOME FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	1,013	563	1,013	573

NET INCOME (LOSS)	$231	$(13,503)	$618	$(16,026)

BASIC AND DILUTED INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations	$(0.03)	$(0.57)	$(0.02)	$(0.67)

Income from discontinued operations	$0.04	$0.02	$0.04	$0.02

Net income (loss)	$0.01	$(0.55)	$0.02	$(0.65)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	24,912	24,639	24,896	24,619
Diluted	25,154	24,639	25,027	24,619